Exhibit 10.13

AMENDMENT TO AUGUST 16, 1999

EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into on the 25th day of February, 2003, by and between CNA Financial Corporation, a Delaware Corporation (the “Company”) and Robert V. Deutsch (“Executive”), as an amendment to the August 16, 1999 Employment Agreement (“Employment Agreement”) heretofore entered into between them:

WITNESSETH

WHEREAS, the parties wish to amend the Employment Agreement in certain respects to reflect certain changes in the terms and conditions of Executive’s employment in 2003;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company to amend the Employment Agreement, effective January 1, 2003, as follows:

1.	Section 1 of the Employment Agreement, “Employment Term”, is hereby amended to read as follows:

“The Company and Executive agree that the Company shall employ Executive on the terms and conditions set forth herein beginning on the Effective Date and continuing through and until December 31, 2003 or such earlier date as of which Executive’s employment is terminated in accordance with Section 6 hereof. The “Effective Date” of this Agreement shall be August 16, 1999.”

2.	Subsection 2(b) of the Employment Agreement, “Duties of Executive”, is hereby amended to read as follows:

“Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Executive Vice President and Chief Financial Officer of the Company and certain of the CNA Companies, as determined by the Chairman consistent with such title. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the Chairman, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition with the principal business of the Company or its subsidiaries and its affiliates, other than in the form of securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or ownership interests constituting less than five percent (5%) of the value of any partnership or limited liability company. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the reasonable judgment of the Chairman, such activities do not materially interfere with his performance of his duties and responsibilities hereunder.”

3.	Subsection 3(a) of the Employment Agreement, “Salary”, is hereby amended to read as follows:

“The Company shall pay or cause to be paid to Executive, effective as of January 1, 2003, and continuing for the period he is employed by the Company hereunder, an annual base salary of SEVEN HUNDRED THOUSAND DOLLARS ($700,000.00), payable not less frequently than monthly (the “Base Compensation”). In no event shall Executive’s base salary rate be reduced to an amount that is less than the amount specified in this paragraph, or to an amount that is less than the amount that he was previously receiving, without Executive’s written consent.”

4.	Subsection 3(b) of the Employment Agreement, “Incentive Compensation Award”, is hereby amended by adding the following:

“Executive shall be entitled to an Incentive Compensation Award, in accordance with the CNA Financial Corporation Incentive Compensation Plan for Certain Executive Officers (the “Incentive Compensation Plan”) according to the performance criteria and amounts established by the Incentive Compensation Committee (the “Committee”) pursuant to the Incentive Compensation Plan in effect for the year 2003, and payment of said award shall otherwise be in accordance with the provisions of the Incentive Compensation Plan, including the requirement of annual review and certification by the Committee of the awards. To the extent that any award is performance-based, the award shall be determined based on net operating income as determined by the Committee.”

The foregoing amendment to Section 3(b) shall be applicable only to any Incentive Compensation Award that both accrues, and is due and payable, subsequent to December 31, 2002.

5.	Subsection 3 (c ) of the Employment Agreement, “Long-Term Incentive Awards”, is hereby amended by adding the following:

“During the term of this Agreement, Executive shall be entitled to awards under the CNA Financial Corporation 2000 Long Term Incentive Plan (“LTIP”) according to the performance criteria and amounts established by the Committee pursuant to the LTIP in effect for the year 2003, and payment of said award shall otherwise be in accordance with the provisions of the LTIP, including the requirement of annual review and certification by the Committee of the awards.”

The foregoing amendment to subsection 3(c) shall be applicable only to any such award pursuant to the LTIP that both accrues, and is due and payable, subsequent to December 31, 2002.

6.	The fourth installment of 2500 shares of restricted common stock of the Company, granted pursuant to subsection 3(d) of the Employment Agreement and which were previously scheduled to vest on December 31, 2003, shall now vest on December 31, 2002.

7.	The Employment Agreement is hereby amended to add a new subsection 3(h), as follows:

“(h) Section 162(m) Compliance; Deferral. For avoidance of doubt, respecting awards to Executive under subsections 3(b) and 3(c) hereof, the Committee shall retain such discretion as may be provided under the Incentive Compensation Plan or LTIP to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision. The Company may defer the payment of any Incentive Compensation or LTIP compensation to which Executive is entitled hereunder or otherwise to the extent necessary for it to comply with Section 162(m) of the Code or any successor provision with respect to deductibility of executive compensation. All such deferred compensation will be credited to the Executive’s SES-CAP account and shall be subject to the terms thereof.”

8.	Section 4 of the Employment Agreement, “Other Benefits”, is hereby amended so that the words “Band 540” are substituted for the words “grade 96” in said section, and the final sentence of said section 4 is deleted in its entirety. The portion of the amendment to Section 4 that deletes the final sentence will only become effective at such time as the Company implements a policy to eliminate paid vacation time for all Band 540 executives.

9.	Section 5 of the Employment Agreement, “Expense Reimbursement”, is hereby amended to read as follows:

“Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policies adopted by the Company from time to time and applicable generally to other Band 540 executives of the Company or its subsidiaries. The Company will pay the reasonable fees and expenses of legal counsel to Executive in connection with negotiating the Amendment, and personal income taxes incurred by Executive as a result of such payment.”

10.	The second sentence of section 6 of the Employment Agreement, “Termination of Employment”, is hereby amended to read as follows:

“Either party may terminate Executive’s employment with the Company by giving at least 60 days written notice to the other party effective as of the date specified in such notice; provided, however, that no such 60-day notice shall be required in the case of a termination for Cause (as defined in Section 6.2) by the Company or in the case of a termination for Good Reason (as defined in Section 6.4) by the Executive.

11.	The Heading “6.3 Termination for Convenience by the Company” of the Employment Agreement is hereby amended to read “6.3 Termination by the Company Without Cause/Termination for Convenience by the Company”.

12.	Subsection 6.3(a)(i) of the Employment Agreement is hereby amended to read as follows:

“any unpaid Base Compensation; provided, however, that if the Company gives Executive the 60-day notice of termination under Section 6.3 prior to July 1, 2003, Executive will be entitled to receive unpaid Base Compensation through September 1, 2003,”

13.	Subsection 6.3(a)(i)(w) of the Employment Agreement is hereby amended to read as follows:

"(w) $550,000.00, which was Executive’s annual rate of Base Compensation as of the effective date of the 1999 Employment Agreement; plus"

14.	Subsection 6.3(b) of the Employment Agreement is hereby amended to read as follows:

“A pro-rata portion of the amount of the Incentive Compensation Award earned for the performance period in which the termination occurs determined by multiplying the Incentive Compensation Award earned through the end of the performance period in which termination occurs (as determined by actual performance through the end of that period) by the number of days in the performance period prior to the date of termination and dividing such product by the number of days in the performance period; provided, however, that if the Company gives Executive the 60-day notice of termination under Subsection 6.3 prior to July 1, 2003, Executive’s entitlement to a pro-rata portion of any Incentive Compensation Award shall be determined by using a termination date of September 1, 2003. Distribution under this subsection 6.3(b) for the performance period shall be made at the normally scheduled time for such distributions (determined without regard to the occurrence of Executive’s date of termination).”

15.	Subsection 6.3(c ) of the Employment Agreement is hereby amended to read as follows:

“If Executive’s termination of employment occurs before the last day of the Performance Period with respect to a Long-Term Incentive Award, Executive (or Executive’s estate) shall be entitled to a payment with respect to the Long-Term Incentive Award in accordance with the terms of the award, with the amount determined as though Executive remained employed by the Company through the end of the Performance Period, and based on actual performance for the period, but subject to a pro rata reduction for the portion of the Performance Period after Executive’s date of termination;

provided, however, that if the Company gives Executive the 60-day notice of termination under subsection 6.3 prior to July 1, 2003, Executive’s entitlement to a pro-rata portion of any Long-Term Incentive Award shall be determined by using a termination date of September 1, 2003. Distribution under this subsection 6.3 (c) for the Performance Period shall be made at the normally scheduled time for such distribution (determined without regard to the occurrence of Executive’s date of termination).”

16.	Subsection 6.3(d) of the Employment Agreement is hereby amended to read as follows:

“Any unexercised stock option held by Executive upon termination of employment shall be fully vested on the date of termination and may be exercised by Executive at any time up to the third anniversary of Executive’s date of termination (but not later than the date on which such stock option would expire if Executive had remained employed by the Company). The provisions of this subsection 6.3(d) shall apply notwithstanding any contrary provision in any agreement governing any stock option award or other option or other right under the Incentive Compensation Plan or LTIP.”

17.	Subsection 6.3(e) of the Employment Agreement is hereby amended by adding the following:

“More specifically, without limiting the foregoing, Executive shall continue to participate in such health, dental, vision, and disability plans in which he is enrolled at the time of termination of employment for the period during which he is entitled to receive termination payments of Base Compensation under subsection 6.3 (a)(iii), as if he were still employed by the Company, said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled; provided, to the extent that Executive cannot participate in the Company’s health, dental and vision plans beyond the termination of the COBRA benefit continuation period or Executive cannot participate in the Company’s disability plan after he ceases active employment with the Company, Executive shall be entitled to equivalent such health, dental, vision and disability benefits as are provided to senior executives of the Company under the Company’s benefit plans.”

18.	The Employment Agreement is hereby amended to add a new subsection 6.3(f), as follows:

"(f) In addition, Executive shall be allowed to continue to receive the tax services of Topel Forman in the tax year of termination, plus two subsequent tax years, and to continue to receive an annual club membership allowance of $10,000 in the year of termination and for the two calendar years following the year in which he is terminated, the costs of which will be paid for by the Company.”

19.	Subsection 6.4(b)(iii) of the Employment Agreement is hereby amended so that the words “Executive Vice President” are substituted for the words “Senior Vice President” in said subsection.

20.	Subsection 6.5 of the Employment Agreement, “Voluntary Resignation by Executive”, is hereby amended to read as follows:

“In the event that Executive’s employment is terminated by Executive other than pursuant to subsection 6.4 or as a direct result of his death or Permanent Disability (as described in subsection 6.1), Executive shall receive the same payments and other benefits set forth in subsections 6.3(a)-(f); provided, however, that if the Executive terminates his employment pursuant to this subsection 6.5 prior to September 1, 2003, Executive shall forfeit all of his rights to the payments set forth in subsection 6.3(a)(iii).”

21.	Subsection 6.6 of the Employment Agreement, “Failure to Extend Agreement”, is hereby amended to read as follows:

“In the event that this Agreement has not been extended or renewed by mutual agreement at the end of its term on December 31, 2003 and the employment of Executive continues, then the following shall apply:

(a)	Such employment shall constitute an employment at will from month to month. During Executive’s employment following December 31, 2003, (i) he shall receive salary at the annual rate of 300% of his annual Base Compensation as of December 31, 2003; (ii) the terms of this Agreement that governed Executive’s benefits and perquisites prior to January 1, 2004 will continue to apply, and will be in addition to Executive’s salary specified in clause (i) above; (iii) Executive shall be entitled to payment with respect to the Incentive Compensation Award for calendar year 2003 and LTIP awards for the performance period ending December 31, 2003 to the extent provided by this Agreement, but Executive will not be entitled to an Incentive Compensation Award, or LTIP awards or any other incentive compensation award for performance periods beginning after December 31, 2003.

(b)	If the Company terminates Executive’s employment following December 31, 2003, or if the Company and Executive shall not have mutually agreed to the terms of, and entered into, a new employment prior to March 31, 2004, then Executive’s employment shall terminate on April 1, 2004, and the Company’s obligations shall be the same as they would have been, and Executive shall receive the same payments and other benefits that he would have received, had the Company terminated his employment pursuant to subsection 6.3.”

22.	Section 9 of the Employment Agreement, “Competition”, is hereby amended to read as follows:

“Executive hereby agrees that, while he is employed by the Company, and for a period of 12 months following the date of his termination of employment with the Company for any reason, or until December 31, 2004, whichever occurs later, he will not, directly or indirectly, without the prior written approval of the Chairman, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time competes in any respect with any of the principal businesses of the Company (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the securities of any corporation (determined by vote or value) or having ownership interests constituting less than five percent (5%) of the value of any partnership or limited liability company regardless of the business of such corporation or other entity. Upon the written request of Executive, the Chairman will determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 9; provided that the Chairman may require Executive to provide such information as the Chairman reasonably determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the Chairman may reasonably determine.”

23.	Section 10 of the Employment Agreement, “Solicitation”, is hereby amended to read as follows:

“Executive agrees that while he is employed by the Company, and for a period of thirty-six (36) months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company, nor will he assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company.”

24.	Section 11 of the Employment Agreement, “Non-Interference”, is hereby amended to read as follows:

“Executive agrees that while he is employed by the Company, and for a period of thirty-six (36) months following his termination of employment with the Company for any reason, he will not disturb or attempt to disturb any business relationship or agreement between the Company and any other person or entity.”

25.	Section 28 of the Employment Agreement, “Notices”, is hereby amended so that the Facsimile Number for the Executive is changed to (860) 678-7591 in said section.

26.	Except as provided in this Amendment, all other provisions of the Employment Agreement shall remain in full force and effect during the term of the Amendment.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date set forth herein above.

CNA FINANCIAL CORPORATION

By: Title:	/s/ Jonathan D. Kantor Executive Vice President, General Counsel & Secretary

ROBERT V. DEUTSCH

/s/ Robert V. Deutsch